United Security Bancshares earns 1st Quarter 2016 profits of $1.8 million

FRESNO, CA - April 14, 2016. United Security Bancshares (Nasdaq: UBFO), today announced its unaudited financial results for the quarter ended March 31, 2016. The Company recognized net income of $1,769,000 for the three months ended March 31, 2016, an improvement of $541,000, or 44.06%, relative to the net income of $1,228,000 recognized for the three months ended March 31, 2015. Basic and diluted earnings per share increased to $0.11 for the three months ended March 31, 2016, as compared to $0.08 for the three months ended March 31, 2015.

“We have begun 2016 on a high note with growth in our loan portfolio and core deposit base, all while decreasing levels of nonperforming assets and maintaining strong capital and liquidity levels. We look forward to continued success in 2016," said Dennis R. Woods, President and Chief Executive Officer of the Company.

First Quarter 2016 Highlights (at or for the period ended March 31, 2016)

▪	Net interest income increased to $6,611,000, compared to $6,224,000 for the quarter ended March 31, 2015, and decreased from $6,745,000 in the preceding quarter.

▪	Net interest margin decreased to 4.12%, when compared to 4.14% in the preceding quarter, and 4.25% for the quarter ended March 31, 2015.

▪	Net recoveries totaled $27,000, compared to net charge-offs of $1,385,000 in the preceding quarter and net recoveries of $60,000 for the quarter ended March 31, 2015.

▪	Total loans increased to $518,289,000, compared to $515,376,000 at December 31, 2015.

▪	Nonperforming assets declined $907,000 to $31,187,000, compared to $32,094,000 at December 31, 2015.

▪	The allowance for credit losses as a percentage of gross loans remained unchanged at 1.88%, compared to December 31, 2015.

▪	Total deposits increased to $637,327,000, compared to $621,805,000 at December 31, 2015.

▪	Tangible book value per share increased to $5.36, compared to $5.30 at December 31, 2015.

Annualized return on average equity (ROAE) for the three months ended March 31, 2016 was 7.82%, compared to 5.94% for the three months ended March 31, 2015. Annualized return on average assets (ROAA) was 0.98% for the three months ended March 31, 2016, compared to 0.74% for the three months ended March 31, 2015. The increases in ROAE and ROAA for the three months ended March 31, 2016 were primarily due to the growth in the loan portfolio during the later half of 2015 and the resulting favorable impact on interest income. Net interest income increased for the three months ended March 31, 2016 compared to the year ended March 31, 2015, but the Company's net interest margin declined from 4.25% for the three months ended March 31, 2015 to 4.12% for the three months ended March 31, 2016. The 13 basis point decrease in net interest margin in the period-to-period comparison resulted primarily from the growth of the investment portfolio, which is a lower yielding asset, compared to loans.

The Board of Directors of United Security Bancshares declared a first quarter 2016 stock dividend of one percent (1%) on March 22, 2016. The stock dividend was payable to shareholders of record on April 4, 2016, and the shares will be issued on April 15, 2016. This marks the 30th consecutive quarterly stock dividend since 2008. The Company's Board of Directors has elected to issue stock dividends in order to preserve capital for future growth opportunities. No assurances can be provided that future dividends, whether payable in stock or cash, will be declared and/or as to the timing of such future dividends, if any.

Total assets were up $16,147,000, or 2.23% for the three months ended March 31, 2016, due to net growth of $13,501,000 in the investment portfolio and $2,913,000 in gross loan balances. Loan volume was favorably impacted by the purchase of $13,527,000 in residential mortgage loans during the first quarter of 2016 in addition to increases in the commercial real estate, agricultural, and student loan portfolios. Total deposits increased $15,522,000 or 2.50% to $637,327,000 during the three months ended March 31, 2016.

Net interest income for the three months ended March 31, 2016 totaled $6,611,000, an increase of $387,000 from the net interest income of $6,224,000 for the three months ended March 31, 2015. The net interest margin was 4.12% for the three months ended March 31, 2016, as compared to 4.25% for the three months ended March 31, 2015. The decline in the net interest margin was primarily due to the decline in the yield on the loan portfolio.

Non-interest income for the three months ended March 31, 2016 totaled $1,561,000, reflecting an increase of $640,000 from $921,000 in non-interest income reported for the three months ended March 31, 2015. Customer service fees continued to provide the majority of the Company's non-interest income, totaling $926,000 and $833,000 for the three months ended March 31, 2016 and 2015, respectively. On a year-over-year comparative basis, non-interest income increased primarily due to the change in fair value option of financial liability. The Company recorded a $358,000 gain on the fair value option of financial liability for the three months ended March 31, 2016, compared to a $125,000 loss for the same period ended March 31, 2015.

For the three months ended March 31, 2016, non-interest expense totaled $5,300,000, an increase of $592,000 compared to $4,708,000 for the three months ended March 31, 2015. On a year-over-year comparative basis, non-interest expense increased due primarily to increases of $157,000 in occupancy expense, $141,000 in professional fees, and $159,000 in salaries and employee benefit expenses, compared to the same period ended March 31, 2015. Professional fees for the three months ended March 31, 2016 includes a one-time $125,000 legal settlement.

The Company recorded a recovery of provision for credit losses of $22,000 for the three months ended March 31, 2016, compared with a provision of $459,000 for the three months ended March 31, 2015. Net loan recoveries totaled $27,000 for the three months ended March 31, 2016, as compared to net recoveries of $60,000 for the three months ended March 31, 2015.

With a modest recovery in the economy and real estate markets within the Bank's service area, the Company has maintained an adequate allowance for loan losses which totaled 1.88% of total loans at March 31, 2016, unchanged compared to 1.88% of total loans at December 31, 2015. Although the allowance for loan loss as a percentage of loans has not changed over the last quarter, it has declined over the last few years due to growth in our loan portfolio and a decrease in our historical loss percentages due to lower levels of loan charge-offs and improved credit quality. In determining the adequacy of the allowance for loan losses, the judgment of the Company's management is a significant factor and management considers the allowance for credit losses at March 31, 2016 to be adequate.

Non-performing assets, comprised of nonaccrual loans, troubled debt restructures (TDR), other real estate owned through foreclosure (OREO), and loans more than 90 days past due and still accruing interest, decreased approximately $907,000 between December 31, 2015 and March 31, 2016 to $31,187,000. Nonperforming assets as a percentage of total assets decreased from 4.42% at December 31, 2015 to 4.20% at March 31, 2016. Nonaccrual loans increased $160,000 between December 31, 2015 and March 31, 2016 to $8,353,000. Impaired loans totaled $23,287,000 at March 31, 2016, an increase of $392,000 from the balance of $23,679,000 at December 31, 2015. OREO totaled $12,207,000 at March 31, 2016, a decrease of $666,000 from the balance of $12,873,000 at December 31, 2015.

About United Security Bancshares
United Security Bancshares (NASDAQ: UBFO) is the holding company for United Security Bank, which was founded in 1987. United Security Bank is headquartered in Fresno and operates 11 full-service branch offices in Fresno, Bakersfield, Campbell, Caruthers, Coalinga, Firebaugh, Oakhurst, San Joaquin, and Taft. Additionally, United Security Bank operates Commercial Real Estate Construction, Commercial Lending, Consumer Lending, and Financial Services departments. For more information, please visit www.unitedsecuritybank.com.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company’s market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in laws, and regulations on the Company and its business; (8) changing bank regulatory conditions, policies, whether arising as new legislation or regulatory initiatives or changes in our regulatory classifications, that could lead to restrictions on activities of banks generally or as to the Bank, including specifically the formal order between the Federal Reserve Bank of San Francisco and the Company and the Bank, (9) failure to comply with the written regulatory agreement under which the Company is subject and (10) unknown economic impacts caused by the State of California’s budget issues, including the effect on Federal spending do to sequestration required by the Budget Control Act of 2011. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on the Company's specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect the Company's performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels and affect the ability of borrowers to repay loans. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings. For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and particularly the section of Management’s Discussion and Analysis. Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission ("SEC").

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(in thousands)
	March 31, 2016	December 31, 2015
Assets
Cash and non-interest-bearing deposits in other banks	$24,020	$29,733
Cash and due from Federal Reserve Bank	101,469	96,018
Cash and cash equivalents	125,489	125,751
Interest-bearing deposits in other banks	1,530	1,528
Investment securities available for sale (at fair value)	44,394	30,893
Loans and leases, net of unearned fees	518,289	515,376
Less: Allowance for credit losses	(9,718)	(9,713)
Net loans	508,571	505,663
Premises and equipment - net	10,666	10,800
Other real estate owned	12,207	12,873
Goodwill and intangible assets	4,488	4,488
Cash surrender value of life insurance	18,468	18,337
Deferred income tax asset - net	5,052	5,228
Other assets	10,926	10,083
Total assets	$741,791	$725,644

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing demand deposits	$261,827	$262,168
Money market, NOW, and savings	302,380	290,478
Time	73,120	69,159
Total deposits	637,327	621,805
Accrued interest payable	33	29
Other liabilities	5,029	5,875
Junior subordinated debentures (at fair value)	7,948	8,300
Total liabilities	650,337	636,009
Shareholders' equity

Common stock, no par value 20,000,000 shares authorized, 16,211,898 issued and outstanding at March 31, 2016, and 16,051,406 at December 31, 2015	53,366	52,572
Retained earnings	38,248	37,265
Accumulated other comprehensive loss	(160)	(202)
Total shareholders' equity	91,454	89,635
Total liabilities and shareholders' equity	$741,791	$725,644

United Security Bancshares
Consolidated Statements of Income (unaudited)
(in thousands)
	Three Months Ended March 31,
	2016	2015
Interest income:
Interest and fees on loans	$6,631	$6,279
Interest on investment securities	189	214
Interest on deposits in FRB	124	46
Interest on deposits in other banks	2	2
Total interest income	6,946	6,541
Interest expense:
Interest on deposits	277	259
Interest on other borrowed funds	58	58
Total interest expense	335	317
Net interest income	6,611	6,224
(Recovery of provision) provision for credit losses	(22)	459
Net interest income after (recovery of provision) provision for credit losses	6,633	5,765
Non-interest income:
Customer service fees	926	833
Increase in cash surrender value of bank-owned life insurance	131	128
Gain (loss) on Fair Value of Financial Liability	358	(125)
Other non-interest income	146	85
Total non-interest income	1,561	921
Non-interest expense:
Salaries and employee benefits	2,590	2,431
Occupancy expense	1,097	940
Data processing	59	31
Professional fees	489	348
Regulatory assessments	256	246
Director fees	70	56
Correspondent bank service charges	20	19
Loss on California tax credit partnership	37	30
Net cost on operation and sale of OREO	116	68
Other non-interest expense	566	539
Total non-interest expense	5,300	4,708

Income before income tax provision	2,894	1,978
Provision for income taxes	1,125	750
Net income	$1,769	$1,228

Basic earnings per common share	$0.11	$0.08
Diluted earnings per common share	$0.11	$0.08
Weighted average basic shares for EPS	16,211,898	16,211,898
Weighted average diluted shares for EPS	16,215,052	16,213,839

United Security Bancshares
Average Balances and Rates (unaudited)
(in thousands)	Three Months Ended March 31,
	2016	2015
Average Balances:
Loans (1)	$502,576	$466,781
Investment securities – taxable	38,664	47,756
Interest-bearing deposits in other banks	1,529	1,522
Interest-bearing deposits in FRB	102,320	77,257
Total interest-earning assets	645,089	593,316
Allowance for credit losses	(9,694)	(10,821)
Cash and due from banks	22,842	21,209
Other real estate owned	12,920	14,010
Other non-earning assets	50,199	55,172
Total average assets	721,356	672,886

Interest bearing deposits	365,893	351,892
Junior subordinated debentures	8,268	10,079
Total interest-bearing liabilities	374,161	361,971
Non-interest-bearing deposits	249,855	219,707
Other liabilities	6,651	7,331
Total liabilities	630,667	589,009
Total equity	90,689	83,877
Total liabilities and equity	$721,356	$672,886

Average Rates:
Loans (1)	5.31%	5.46%
Investment securities- taxable	1.97%	1.82%
Interest-bearing deposits in other banks	0.53%	0.53%
Interest-bearing deposits in FRB	0.49%	0.24%
Earning assets	4.33%	4.47%
Interest bearing deposits	0.30%	0.30%
Junior subordinated debentures	2.82%	2.33%
Total interest-bearing liabilities	0.36%	0.36%
Net interest margin	4.12%	4.25%

(1) Loan amounts include nonaccrual loans, but the related interest income has been included only if collected for the period prior to the loan being placed on a nonaccrual basis.

United Security Bancshares
Credit Quality (unaudited)
(dollars in thousands)
	March 31, 2016	December 31, 2015	March 31, 2015
Commercial and industrial	$955	$328	$1,350
Real estate - mortgage	1,613	1,635	3,866
RE construction & development	4,808	5,580	5,075
Agricultural	—	—	—
Installment/other	977	650	616
Total Nonaccrual Loans	$8,353	$8,193	$10,907

Loans past due 90 days and still accruing	—	—	—
Restructured Loans	10,627	11,028	5,792
Total nonperforming loans	$18,980	$19,221	$16,699
Other real estate owned	12,207	12,873	14,010
Total nonperforming assets	$31,187	$32,094	$30,709

Nonperforming assets to total gross loans	6.02%	6.23%	6.23%
Nonperforming assets to total assets	4.20%	4.42%	4.53%
Allowance for loan losses to nonperforming loans	51.20%	50.53%	67.61%

United Security Bancshares
Selected Financial Data (unaudited)
(dollars in thousands, except per share amounts)
	Three Months Ended March 31,
	2016	2015

Annualized return on average assets	0.98%	0.74%
Annualized return on average equity	7.82%	5.94%
Annualized net charge-offs (recoveries) to average loans	(0.02)%	(0.05)%

	March 31, 2016	December 31, 2015
Shares outstanding - period end	16,211,898	16,051,406
Book value per share	$5.64	$5.58
Tangible book value per share	$5.36	$5.30
Efficiency ratio	63.44%	61.49%
Total impaired loans	$23,287	$23,679
Loan to deposit ratio	81.32%	82.88%
Allowance for credit losses to total loans	1.88%	1.88%
Total capital to risk weighted assets
Company	16.74%	16.65%
Bank	16.80%	16.69%
Tier 1 capital to risk-weighted assets
Company	15.49%	15.40%
Bank	15.54%	15.43%
Common equity tier 1 capital to risk-weighted assets
Company	14.26%	14.10%
Bank	15.54%	15.43%
Tier 1 capital to adjusted average assets (leverage)
Company	13.19%	12.95%
Bank	13.20%	12.94%